                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS


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
NORTHERN BORDER PARTNERS, L.P.                Six months
RATIO OF EARNINGS TO FIXED CHARGES              ended
(in thousands)                                 June 30,                        Year ended December 31,
                                              ----------    ------------------------------------------------------------
                                                 2000         1999         1998         1997         1996         1995
FIXED CHARGES:

Interest expensed and
  capitalized                                  $ 38,052     $ 67,807     $ 49,923     $ 34,520     $ 33,117     $ 35,205
Estimate of interest within rental
  expense                                           200          402          397          393          404          397
                                               --------     --------     --------     --------     --------     --------
Total fixed charges                              38,252       68,209       50,320       34,913       33,521       35,602

EARNINGS:

Pretax income from continuing
  operations                                     36,008       81,003       68,020       53,024       50,285       51,803
Minority interest in net income                  17,447       35,568       30,069       22,253       22,153       22,360
Fixed charges, net of capitalized
  interest                                       38,252       68,209       50,320       34,913       33,521       35,602
                                               --------     --------     --------     --------     --------     --------
Total earnings                                   91,707      184,780      148,409      110,190      105,959      109,765

RATIO OF EARNINGS TO FIXED CHARGES                 2.40         2.71         2.95         3.16         3.16         3.08
                                               ========     ========     ========     ========     ========     ========
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